UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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EXACTECH, INC.
(Name of Registrant as Specified in Its Charter)

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EXACTECH, INC.
2320 N.W. 66th Court
Gainesville, Florida 32653
___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 30, 2015
___________________

To the Shareholders of

EXACTECH, INC.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Exactech, Inc., a Florida corporation (the “Company”), will be held at the Company’s headquarters, 2320 N.W. 66th Court, Gainesville, Florida, 32653, on Thursday, April 30, 2015, at 9:00 a.m., local time, for the following purposes:

(1)to elect two Class III directors to serve until the 2018 Annual Meeting of Shareholders;

(2)to approve a non-binding advisory resolution regarding the compensation of our Named Executive Officers;

(3)to ratify the selection of McGladrey LLP to serve as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(4)to conduct such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend; however, only shareholders of record at the close of business on March 4, 2015, the record date, are entitled to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

/s/ Betty Petty

BETTY PETTY
Secretary

Gainesville, Florida
March 19, 2015

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES. YOU MAY VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE PROVIDED PROXY CARD AND RETURN IT PROMPTLY IN THE SELF-ADDRESSED STAMPED ENVELOPE PROVIDED. VOTING INSTRUCTIONS AND A DESCRIPTION OF VOTING METHODS ARE CONTAINED IN THE PROXY CARD. VOTING OVER THE INTERNET, BY TELEPHONE OR BY MAIL WILL NOT LIMIT YOUR RIGHT TO ATTEND THE ANNUAL MEETING, AND VOTE YOUR SHARES IN PERSON.

2015 ANNUAL MEETING OF SHAREHOLDERS
OF
EXACTECH, INC.
_____________________

PROXY STATEMENT
_____________________

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Exactech, Inc., (“we,” “us,” “our,” the “Company” or “Exactech”) of proxies from the holders of our common stock for use at our 2015 Annual Meeting of Shareholders to be held at our headquarters, 2320 N.W. 66th Court, Gainesville, Florida, 32653, on Thursday, April 30, 2015, at 9:00 a.m., local time, or at any adjournments or postponements. You should review the accompanying Notice of Annual Meeting of Shareholders for information about the Annual Meeting.
On or about March 19, 2015, we began mailing a notice containing instructions on how to access this proxy statement, the form of proxy, and our annual report online, and we began mailing a full set of the proxy materials to shareholders who had previously requested delivery of paper copies of the materials. Shareholders should review the information contained in this proxy statement, together with our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2015. Our principal executive offices are located at 2320 N.W. 66th Court, Gainesville, Florida 32653, and our telephone number is (352) 377-1140.
INFORMATION CONCERNING PROXY
The requested proxy is solicited on behalf of our Board of Directors, which we sometimes refer to as “the Board” or “our Board.” Delivering a proxy does not preclude your right to vote in person. Each shareholder has an unconditional right to revoke his or her proxy at any time prior to the exercise of that proxy, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, this revocation will not be effective until we receive written notice of the revocation at or prior to the Annual Meeting.
We pay the cost of preparing, assembling and distributing all proxy materials in connection with the Annual Meeting. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees receive no compensation for soliciting proxies in addition to their regular salaries. We may request that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.
Important Notice Regarding the Internet Availability of Proxy Materials
Shareholders as of the close of business on March 4, 2015, which we refer to as the Record Date, who have received the required control numbers, may access our proxy materials and our 2014 Annual Report on the Internet at http://www.astproxyportal.com/ast. Our proxy materials and our 2014 Annual Report are additionally available to the general public at http://www.exac.com.
If you received a notice of Internet availability of proxy materials by mail, you will not receive a printed copy of the proxy materials unless you request one, as described in the notice. The notice contains instructions on how to access and review all of the information contained in the proxy materials, and describes the various methods available to vote your shares. On or about March 19, 2015, we began mailing to all shareholders of record and beneficial owners as of the Record Date the notice, as well as a full set of the proxy materials to those shareholders who had previously requested delivery of the materials in paper copy.

PURPOSES OF THE ANNUAL MEETING
At the Annual Meeting, our shareholders will consider and vote upon the following matters:

(1)	the election of two Class III directors to serve until the 2018 Annual Meeting of Shareholders ;

(2)	to approve a non-binding advisory resolution regarding the compensation of our Named Executive Officers;

(3)	to ratify the selection of McGladrey LLP to serve as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(4)	to conduct such other business as may properly come before the Annual Meeting, including any adjournments or postponements.
QUORUM AND VOTING REQUIREMENTS
Quorum Requirements
A quorum requires the attendance, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. The Board of Directors set the close of business on March 4, 2015 as the Record Date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 13,938,474 shares of our common stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors.
If less than a majority of outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares represented may adjourn the Annual Meeting and reschedule it for another date, time or place. If the new date, time or place is announced at the Annual Meeting before an adjournment is taken, we do not need to give notice of the new date, time or place.
Required Vote for Proposals
Election of directors.
If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the two nominees who receive the most affirmative votes will be elected to the Board of Directors. Shareholders entitled to vote may vote in favor of all the nominees or any individual nominee or withhold their votes as to all of the nominees or any individual nominee.
Approval of non-binding advisory resolution regarding the compensation of our Named Executive Officers.
You may vote “FOR”, “AGAINST, or “ABSTAIN” on the advisory vote on the compensation of our Named Executive Officers, as defined in the section of this proxy statement entitled “Executive Compensation and Other Information”. If a quorum is present, the resolution approving the compensation of our Named Executive Officers will be approved if the number of votes cast at the Annual Meeting in favor of the resolution exceeds the number of votes cast opposing the resolution. The outcome of this vote is not binding on the Company; however, the Compensation Committee will consider the outcome of the vote when developing and reviewing future executive compensation plans.
Ratification of the selection of McGladrey LLP as our independent auditor.
You may vote “FOR”, “AGAINST”, or “ABSTAIN” on the ratification of the selection of McGladrey LLP to serve as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2015. If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that the number of votes cast at the Annual Meeting in favor of ratification exceeds the number of votes cast opposing ratification.

How Shares Will Be Voted
When you properly submit your proxy via the Internet, telephone or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your proxy with no voting direction, the proxy will be voted “FOR”:

•	the election of the director nominees named below;

•	approval of the non-binding advisory resolution regarding the compensation of our Named Executive Officers; and

•	ratification of the selection of McGladrey LLP as our independent registered public accounting firm for the 2015 fiscal year.
Other Business
The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to our Board of Directors. If any other matter should properly come before the Annual Meeting or any nominee is unable to stand for election, then the persons named in the proxy card will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.
Inspector of Election
Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.
Abstentions and Broker Non-Votes
Abstentions
Pursuant to Florida law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “FOR” or “AGAINST” any proposal and will have no effect on the voting results for any proposal.
Broker “non-votes”
Under applicable exchange rules, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer, the broker may vote on only certain “routine” matters, including Proposal 3 (the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm). For “non-routine” matters, which include all other proposals contained in this proxy statement, a broker may not vote on such matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non-vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, they will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.
Because all proposals in this proxy statement, except Proposal 3, are considered “non-routine” matters under applicable exchange rules, we urge you to give voting instructions to your broker.
If any “routine” matters (in addition to Proposal 3) are properly brought before the Annual Meeting, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.
Availability of Shareholder List
A list of shareholders entitled to vote at the Annual Meeting will be available at our executive offices, 2320 N.W. 66th Court, Gainesville, Florida 32653, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any shareholder.

SECURITY OWNERSHIP
We have set forth in the following table, as of the Record Date, the number of shares of our common stock which were beneficially owned by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Owned of Record(2) (A)		Shares Not Owned of Record But Owned Beneficially(2) (B)		Shares Acquirable Within 60 Days Pursuant to Options(2)(3)(C)		Total Number of Shares Beneficially Owned ((Columns (A) + (B) + (C))		Percentage of Outstanding Shares Owned (2)
William Petty, M.D.	169,800	(4)	3,101,271	(4)	272,761	(4)	3,543,832	(4)	24.9%
David W. Petty	70,753		—	(5)	111,398	(5)	182,151	(5)	1.3%
Joel C. Phillips, CPA	82,603		15,503	(6)	79,900	(6)	178,006	(6)	1.3%
Gary J. Miller, Ph.D.	19,556	(7)	235,270	(7)	52,080	(7)	306,906	(7)	2.2%
Bruce Thompson	22,249		—		58,180	(8)	80,429	(8)	*
James G. Binch	5,733		—		—		5,733		*
Albert H. Burstein, Ph.D.	19,743		—		—		19,743		*
William B. Locander, Ph.D.	6,614		—		—		6,614		*
Richard C. Smith	16,275		—		—		16,275		*
Fern S. Watts	6,614		—		—		6,614		*
W. Andrew Krusen, Jr.	3,674		—		—		3,674		*

All directors and executive officers as a group (13 persons)							4,390,375	(9)	30.2%

Director and Officer Partnerships
Prima Investments, Limited Partnership	3,101,271	(4)	—		—		3,101,271	(4)	22.2%

Institutional Owner
Royce and Associates LLC	807,697	(10)	—		—		807,697	(10)	5.8%
BlackRock, Inc.	778,039	(11)	—		—		778,039	(11)	5.6%
____________________________

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is Exactech, Inc., 2320 N.W. 66th Court, Gainesville, Florida 32653.

(2)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.

(4)
Includes 3,101,271 shares of common stock held by Prima Investments, Limited Partnership, a Florida limited partnership (“Prima Partnership”). Prima Investments, Inc., a Florida corporation wholly-owned by Dr. and Mrs. Petty, is the general partner of Prima Partnership. Dr. and Mrs. Petty along with their children hold all limited partnership interests in Prima Partnership. Also includes (i) 99,400 shares of common stock held by William Petty, (ii) 70,400 shares of common stock held by Betty Petty, (iii) 236,621 shares of common stock issuable upon the exercise of options granted to William Petty, and (iv) 36,140 shares of common stock issuable upon the exercise of options granted to Betty Petty.

(5)	Includes 111,398 shares of common stock issuable upon the exercise of options granted to Mr. Petty.

(6)	Includes (i) 79,900 shares of common stock issuable upon the exercise of options granted to Mr. Phillips and (ii) 15,503 shares of common stock held by Mr. Phillips’ minor children.

(7)
Includes 235,270 shares of common stock held by Miller Family Holdings, LLC, a Florida limited liability company (“MFH, LLC”). Miller Family Holdings, Inc., a Florida corporation wholly-owned by Dr. Miller and his wife, is the principal member of MFH, LLC. Dr. Miller, his wife and children hold all membership interests in MFH, LLC. Also includes (i) 19,556 shares of common stock held by Dr. Miller and (ii) 52,080 shares of common stock issuable upon the exercise of options granted to Dr. Miller .

(8)	Includes 58,180 shares of common stock issuable upon the exercise of options granted to Mr. Thompson.

(9)	See notes (4)-(8). Includes 609,039 shares of common stock issuable upon the exercise of options.

(10)
Based on Schedule 13G/A filed January 8, 2015, Royce and Associates, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 807,697 shares or 5.8% of the Company’s outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Royce and Associates, LLC has its principal business office at 745 Fifth Avenue, New York, New York 10151.

(11)
Based on Schedule 13G filed February 3, 2015, BlackRock, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 778,039 shares or 5.6% of the Company’s outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. BlackRock, Inc. has its principal business office at 55 East 52nd Street , New York, New York 10022.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is currently composed of eight seats divided into three classes of directors. As of the date of this proxy statement, Class II has two directors and Class I and Class III have three directors each. Each class of directors is elected to serve a three-year term. The current term of the Class III directors terminates on the date of the Annual Meeting.
The Board of Directors has nominated for election as the Class III set of directors Fern S. Watts and W. Andrew Krusen, Jr., each of whom currently serves as a Class III director. Dr. Albert Burstein has notified the Company that he will step down from his current position as a Class III director on the Board of Directors at the end of his current term, effective April 30, 2015. Given Dr. Burstein’s resignation, there will be one vacant seat on the Board, assuming the election of Ms. Watts and Mr. Krusen at the Annual Meeting.
Our Board of Directors has no reason to believe that any of the Class III nominees will refuse or be unable to stand for election and serve as a director; however, in the event that any such person is unable to stand for election, or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for such other persons as may be designated by the Board of Directors.
The Board of Directors recommends that you vote “FOR” each of the nominees named above. Unless otherwise indicated, all proxies will be voted “FOR” the election of each of the nominees named above for election as a Class III director.
For a description of the Board’s rationale for nominating each of the above individuals, see “Management” below.
Upon election of the director nominees named in this proxy statement at the Annual Meeting, the term and members of each class of directors will be as set forth below:

Class	Term	Names of Nominees/Directors
Class I	Term Expires at the 2016 Annual Meeting	William B. Locander, Ph.D. James G. Binch David Petty
Class II	Term Expires at the 2017 Annual Meeting	William Petty, M.D. Richard C. Smith
Class III	Term Expires at the 2018 Annual Meeting	Fern S. Watts W. Andrew Krusen, Jr.

MANAGEMENT
Executive Officers and Directors
Our executive officers and directors are as follows:

Name	Age	Position
William Petty, M.D.	72	Executive Chairman and Chairman of the Board
David W. Petty	48	Chief Executive Officer, President and Director
Joel C. Phillips	47	Executive Vice President, Chief Financial Officer and Treasurer
Gary J. Miller, Ph.D.	67	Executive Vice President, Research and Development
Bruce Thompson	57	Senior Vice President, General Manager – Biologics and Spine Division
Betty Petty	72	Vice President, Administration and Corporate Secretary
Donna Edwards	42	Vice President, Legal
James G. Binch	67	Director
William B. Locander, Ph.D.	71	Director
Richard C. Smith	53	Director
Fern S. Watts	56	Director
W. Andrew Krusen, Jr.	66	Director

William Petty, M.D. is a founder of Exactech. He has been Chairman of the Board of the Company since its inception, and he served as the Company’s Chief Executive Officer from its inception until 2014. Additionally, Dr. Petty served as the Company’s President from January 2002 until December 2007. Dr. Petty was a Professor at the University of Florida College of Medicine from July 1975 to September 1998. Dr. Petty also served as Chairman of the Department of Orthopaedic Surgery at the University of Florida College of Medicine from July 1981 to January 1996. Dr. Petty has served as a member of the Hospital Board of Shands Hospital, Gainesville, Florida, as an examiner for the American Board of Orthopaedic Surgery, as a member of the Orthopaedic Residency Review Committee of the American Medical Association, on the Editorial Board of the Journal of Bone and Joint Surgery, on the Executive Board of the American Academy of Orthopaedic Surgeons, and as President of the Corporate Advisory Council of the American Academy of Orthopaedic Surgeons. He holds the Kappa Delta Award for Outstanding Research from the American Academy of Orthopaedic Surgeons. His book, Total Joint Replacement, was published in 1991. Dr. Petty received his B.S., M.S., and M.D. degrees from the University of Arkansas. He completed his residency in Orthopaedic Surgery at the Mayo Clinic in Rochester, Minnesota. Dr. Petty is the husband of Betty Petty, and the father of David W. Petty.
Dr. Petty’s extensive experience in the orthopaedic industry, both as a founder of Exactech and as an orthopaedic surgeon, is invaluable to our business development and strategy.
David W. Petty has served as Exactech’s Chief Executive Officer since March 2014, and he has served as President since November 2007. Mr. Petty previously served the Company in various capacities in the areas of operations and sales and marketing since joining the Company in 1988. From February 2000 to November 2007, Mr. Petty served as Executive Vice President of Sales and Marketing, from 1993 to 2000, he served as Vice President of Marketing and, from April 1991 until April 1993, he served as Vice President of Operations. Mr. Petty received his B.A. from the University of Virginia in 1988 and completed The Executive Program of the Darden School of Business in 1999. He is the son of Dr. and Ms. Petty.
Mr. Petty’s long-term experience with the Company and in marketing orthopaedic products, make him a valuable contributor to our strategy and growth.
Joel C. Phillips, CPA has been Chief Financial Officer of Exactech since July 1998 and Treasurer since March 1996. Mr. Phillips was promoted to Executive Vice President in February 2015. Mr. Phillips was Manager, Accounting and Management Information Systems at the Company from April 1993 to June 1998. From January 1991 to April 1993, Mr. Phillips was employed by Arthur Andersen. Mr. Phillips received a B.S. and a Masters in Accounting from the University of Florida and is a Certified Public Accountant. During 2008, Mr. Phillips completed the Advanced Executive Program at the Kellogg School of Management at Northwestern University.

Gary J. Miller, Ph.D. is a founder and has been Executive Vice President, Research and Development of Exactech since February 2000. He was Vice President, Research and Development from 1986 until 2000 and was a Director from March 1989 through May 2003. Dr. Miller was Associate Professor of Orthopaedic Surgery and Director of Research and Biomechanics at the University of Florida College of Medicine from July 1986 until August 1996. Dr. Miller received his B.S.M.E. from the University of Florida, his M.S.M.E. (Biomechanics) from the Massachusetts Institute of Technology, and his Ph.D. in Mechanical Engineering (Biomechanics) from the University of Florida (UF). He previously held an Adjunct Associate Professorship in the College of Veterinary Medicine’s Small Animal Surgical Sciences Division and served as an Adjunct Associate Professor in the Department of Aerospace, Mechanics and Engineering Sciences from 1995 until 2010 at UF. He has held a Courtesy Professorship in the Department of Mechanical and Aerospace Engineering, University of Florida since 2011. He was a consultant to the FDA from 1989 to 1992 and has served as a consultant to such companies as Johnson & Johnson Orthopaedics, Dow-Corning Wright and Orthogenesis.
Bruce Thompson has been Senior Vice President, General Manager – Biologics Division since joining the Company in July 2004. In 2008 he assumed the role of general manager of both the biologics and spine divisions of Exactech. Prior to joining Exactech, Mr. Thompson spent 22 years with Smith & Nephew in their Orthopaedic Division.  During that time, he held various positions within Smith & Nephew, including Vice President – International Sales, Vice President – Product Planning and Launch, Vice President, General Manager – Spine Division, Group Director of Trauma Manufacturing, Director of Materials Management, and held various product and sales management positions.  Mr. Thompson earned a B.S. in Accountancy at Miami University, Oxford, Ohio, and completed the Executive MBA program at the University of Memphis in 1989.
Betty Petty is a founder, Vice President, Administration and Corporate Secretary. She was Vice President Human Resources and Administration from February 2000 to May 2010. She has also been Corporate Secretary of Exactech since its inception and served as Treasurer and a Director until March 1996. Ms. Petty served in the dual capacities of Human Resources Coordinator and Director of Marketing Communications from the founding of the Company until 2001. She received her B.A. from the University of Arkansas at Little Rock and her M.A. in English from Vanderbilt University. Ms. Petty is the wife of Dr. Petty and the mother of David W. Petty.
Donna Edwards has been our Vice President, Legal since August 2011. She has been employed by Exactech since January 2001, serving in the capacity of Interim Compliance Officer from April 2011 to August 2011, Corporate Attorney from February 2003 to April 2011, and Legal Coordinator from January 2001 to February 2003. Previously, she was employed by Exactech as Regulatory Affairs Coordinator from June 1996 to 1998. Ms. Edwards received her B.S. degree from Duke University and her J.D. degree from the University of Alabama.
William B. Locander, Ph.D. has been a Director since May 2003. During 2008, Dr. Locander accepted the Deanship at the Joseph A. Butt, S.J. College of Business at Loyola University in New Orleans, LA. He was the Director of the Davis Leadership Center and held the Davis Chair of Leadership at Jacksonville University in Jacksonville, Florida. Dr. Locander was the Chairman of Marketing, Professor of Marketing and Quality at the University of South Florida in Tampa, Florida from 1992 to 2004. He was also the Director of the USF Leadership Center. He was previously Professor of Marketing at the University of Tennessee, Knoxville from 1983 until 1992. From 1973 through 1983 he was a faculty member at the University of Houston, serving as Associate Professor, Chairman of the Department of Marketing, and Associate Dean for Research and Administration at that institution. Dr. Locander has authored numerous articles in reference publications and has served on the editorial board of the Journal of Marketing and the Journal of Marketing Research. He was president of the National American Marketing Association in 1988 and 1989. He was an examiner for the Malcolm Baldridge National Quality Award in 1991 and 1992. Dr. Locander has spoken and consulted in the areas of marketing, total quality, organizational change, strategic planning, and customer satisfaction, with companies such as IBM, General Electric, 3M, Proctor and Gamble, and Chevron. In 2004, Dr. Locander received an award from the American Marketing Association for strategic facilitation to the Academic Division. He received his B.S., M.S. and Ph.D. degrees from the University of Illinois in Champaign-Urbana.
Dr. Locander’s knowledge of marketing and the customer is valuable in discussions regarding our product strategy and development of our customer-centric culture.  In our rapidly growing company, organizational change is a constant and Dr. Locander also lends his expertise in this area.
James G. Binch has been a Director since May 2007. Mr. Binch has been Managing Director, Lincolnshire Management since February 2007, where his principal duties are oversight, assistance and guidance to the operating companies within the Lincolnshire Management portfolio of investments. Prior to joining Lincolnshire, Mr. Binch was Chief Executive

Officer of Memry Corporation, an AMEX-listed company, from 1992 until 2006. During his tenure, Memry acquired a division of Raychem Corporation and Putnam Plastics and was named among the fifty fastest-growing technology firms in Connecticut for eight consecutive years. In 1988 Mr. Binch founded Trinity Capital Corporation, a merchant bank in Stamford, Connecticut, where he served as President and Chief Executive Officer until 1991. From 1980 to 1987, he held senior roles with Combustion Engineering of Stamford, including three years as President and Chief Operating Officer of the engineering sector of Combustion Engineering and its principal subsidiary, Lummus-Crest, Inc., with more than 3,000 employees, offices in eight countries and annual contract volumes in excess of two billion dollars. He was vice president of planning and business development at Champion International’s building products division from 1978 to 1980. Mr. Binch began his career in 1972 as a principal with the general management consulting firm of Cresap, McCormick and Paget in New York, serving there until 1978. Mr. Binch is a Trustee of Trinity College School, in Ontario, Canada, and is a Director of 169855 Canada Inc, Nursery Supplies, Inc., and Aerosim, Inc.. He is a graduate engineer from Princeton University, and holds an MBA from the Wharton School at the University of Pennsylvania.
Mr. Binch, with his experience in investments and portfolio management, his many years as a chief executive officer, and his years of expertise as management of enterprises within the healthcare arena brings vast knowledge of business and finance to the Board.
Richard C. Smith has been a Director since May 2010. Mr. Smith has been a partner in Norton Rose Fulbright U.S. L.L.P.’s Washington DC office since June 2007, where he focuses on litigation, white-collar crime, governmental investigation and corporate governance matters and is also chair of Global White Collar Crime and Investigations Group and co-chair of the firm’s Subprime and Credit Crisis practice group. Prior to joining Fulbright & Jaworski, Mr. Smith was with Akerman Senterfitt in Washington, D.C from October 2005 to May 2007, where he was chair of their Litigation Group, and co-chair of the White Collar, Parallel Proceedings and Corporate Advisory Practice Group. He has extensive experience in representing corporate entities, their executives and employees in connection with various government investigations, prosecutions and judicial and administrative proceedings. Mr. Smith also has experience representing business entities and executives in such civil matters as breach of contracts, tortious interference of business relationships, business conspiracy, fraud, criminal conversion and forum non conveniens. He received his B.A. in Political Science from Alabama A&M University, his M.A. and J.D. from the University of Florida, and his LL.M. in Health Law from the University of Houston Law Center.
Mr. Smith’s expertise in litigation, corporate governance, government investigations and enforcement, and antitrust, marketing and trade regulation provide us a great resource in navigating today’s heightened regulatory and compliance environment.
Fern S. Watts has been a Director since May 2012. Ms. Watts is an attorney specializing in corporate and securities law, and she has served clients by providing both legal and business advice as external as well as internal counsel. Ms. Watts is engaged in private practice in Miami, Florida representing businesses and entrepreneurs in connection with private placements, acquisitions, debt financings and other business transactions. From 2007 until 2009, Ms. Watts was General Counsel of MGM International Group, a privately held developer of carbon emission reduction projects, where she was responsible for worldwide legal operations and provided legal and business advice to senior management. From 2004 until 2005, Ms. Watts was Chief Legal Officer of Terremark Worldwide, Inc., a provider of managed information technology solutions, which, during her tenure, was publicly traded. Previously, Ms. Watts was a Shareholder for ten years in the Miami office of Greenberg Traurig, P.A., specializing in representing public and private companies in numerous types of corporate and finance transactions. Ms. Watts began her legal career at corporate law firms in New York City. She received her B.A. in Linguistics from Barnard College, Columbia University, and her J.D. from Harvard Law School.
Ms. Watts’ experience as internal counsel for both publicly and privately held companies as well as her extensive experience in securities law, mergers and acquisitions and financings is valuable in the Board’s oversight of securities law compliance and its evaluation of future business and financing opportunities.
W. Andrew Krusen, Jr. has served as a Director since May 2014. Mr. Krusen has been Chairman and Chief Executive Officer of Dominion Financial Group, Inc. since 1987, a merchant banking organization that provides investment capital to the natural resources, communications, manufacturing and distribution sectors. He has also been the managing member of Gulf Standard Energy, LLC, an oil and gas concern, since June 2004; and the managing member of Krusen- Douglas, LLC, a large landowner in the Tampa, Florida area, since January 2001. Mr. Krusen serves as a director of Canada Fluorspar Inc., a Canadian fluorspar and industrial minerals company. He is also a director of Raymond James Trust Company, a subsidiary of Raymond James Financial, Inc., as well as numerous privately held companies, including Beall’s Inc. and

Romark Laboratories, L.C. He is currently a director of publicly traded Alico, Inc., a director and chairman of Florida Capital Group, Inc. - a Florida bank holding company, as well as Florida Capital Bank, N.A. its wholly owned subsidiary. Mr. Krusen served as a director of Florida Banks, Inc. (“Florida Banks”) from August 1998 until its acquisition in July 2004. He also served as Chairman of the Board of First National Bank of Tampa from 1995 until its acquisition by Florida Banks in August 1998. Mr. Krusen is a member of the World President’s Organization and the Society of International Business Fellows. Mr. Krusen holds a Bachelor of Arts degree in Geology from Princeton University.
Having served as Chief Executive Officer in different organizations. Mr. Krusen provides us with relevant business and financial expertise. Mr. Krusen’s past and current responsibilities on audit and compensation committees, in both the public and private environment, enhance the Board’s expertise for valuable oversight to the Company’s strategies and tactical operations.
Election of Executive Officers and Directors
Our officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. Our directors hold office until the expiration of their term or until their successors have been duly elected and qualified.
Committees and Meetings of the Board of Directors
During the fiscal year ended December 31, 2014, our Board of Directors held seven meetings. Each director attended 100% of the aggregate of (i) the number of the meetings of the Board held during the period that person served on the Board and (ii) the number of meetings of committees held during the period that person served on such committee, except Albert Burstein, who did not attend three board meetings in 2014, and W. Andrew Krusen, Jr., who did not attend one board meeting in August 2014.
We have three committees: the Audit Committee, the Compensation Committee, and the Nominating, Compliance, and Governance Committee (“Governance Committee”). All nominations and recommendations for nominations to the Board of Directors shall be addressed to the Chairman of our Board or the Chairman of our Governance Committee. See “Director Nomination Policy” on page 15. Each of our committees is governed by a charter. A copy of the Audit Committee Charter, Compensation Committee Charter and Governance Committee Charter, including all amendments thereto, as well as our Corporate Governance Principles are available on our website at http://www.exac.com.
Audit Committee
The Audit Committee is currently composed of James G. Binch, Richard C. Smith and W. Andrew Krusen, Jr. Mr. Binch serves as Chairman of the Committee. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, the performance of our internal audit function and controls regarding financial reporting and disclosure, accounting, legal compliance and ethics that management and the Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual integrated audit of our financial statements and internal control over financial reporting and disclosure and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The Audit Committee met eight times during the year ended December 31, 2014.
The Audit Committee is composed solely of non-employee directors. After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with us that might affect their independence from us, the Board of Directors has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the Nasdaq Global Market (“Nasdaq”), (3) all current committee members are financially literate, and (4) James Binch qualifies as an “audit committee financial expert” under the applicable rules promulgated under to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In determining that Mr. Binch is an audit committee financial expert, the Board considered that he has accounting and related financial management expertise within the meaning of the applicable rules promulgated under the Exchange Act as well as the listing standards of Nasdaq.

Please refer to the Audit Committee Report on page 33, for a further description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2014.
Compensation Committee
The Compensation Committee is currently composed of William B. Locander, Ph.D., James G. Binch, and Fern S. Watts. Dr. Locander serves as Chairman of the Committee. The Compensation Committee’s functions consist of administering our 2009 Executive Incentive Compensation Plan, recommending and approving grants of stock-based compensation awards under the 2009 Executive Incentive Compensation Plan, and recommending, reviewing and approving our salary and fringe benefits policies, including compensation of our executive officers. The Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee met four times during the year ended December 31, 2014.
Please refer to the Compensation Committee Report, on page 33, and the “Compensation Discussion and Analysis”, beginning on page 18, for further description of the Compensation Committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to our executive officers for 2014.
Nominating, Compliance, and Governance Committee
Our Governance Committee oversees the Company’s director nomination process as well as corporate governance and compliance matters. The Governance Committee is currently composed of Richard C. Smith, William B. Locander, Ph.D, and Fern S. Watts. Mr. Smith serves as Chairman of the Committee. The Governance Committee met eleven times during the year ended December 31, 2014. For a description of the Governance Committee’s responsibilities, its consideration of director candidates recommended by shareholders and its qualifications for director candidates, please see “Nominating, Compliance, and Governance Committee” and “Director Nomination Policy” on page 15.
Board’s Leadership Structure
In March 2014, the Board separated the roles of Chairman of the Board and Chief Executive Officer. Currently, Dr. William Petty serves as Chairman of the Board and Mr. David Petty serves as Chief Executive Officer.
As Chairman of the Board, Dr. Petty consults with the Chairs of the Board’s committees and establishes the agenda for each Board meeting. As one of our founders, our Chairman since inception and our Chief Executive Officer from inception until March 2014, Dr. Petty is uniquely suited to lead our Board of Directors and to ensure that critical business issues are brought before the Board. We believe that Dr. Petty’s guidance enables the Board to efficiently and effectively develop and implement business strategies and oversee our risk management efforts.
As Chief Executive Officer, Mr. David Petty is responsible for providing strategic leadership for the Company. Mr. Petty works with the Board of Directors and management to establish long range goals, strategies, plans and policies. Mr. Petty also serves as our key operations decision maker and guides Exactech through his leadership of its sales, operations and administrative functions.
Each of our directors has access to our management. As necessary or appropriate, the Board and its committees may also retain outside legal, financial or other advisors.
Board’s Role in Risk Oversight
The Board of Directors is involved in the oversight of risk management for the Company. The Board and management meet at least annually to assess the most significant risks and develop a plan to mitigate the identified risks. Certain members of the Board and management are then assigned to further review and provide follow-up on the identified risks at subsequent Board meetings. The Audit Committee of the Board oversees the Company’s risks and policies as they relate to financial risks and compliance risks associated with the financial statements and financial reporting. The Compensation Committee oversees risk management as it relates to our overall incentive compensation programs, including the executive compensation program. The Compensation Committee reviews the compensation programs with management to ensure that those programs do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Governance Committee oversees risks related to compliance and governance issues.
Director Compensation
We reimburse all directors for their expenses in connection with their activities as directors.
Director Compensation Table
The following director compensation table lists the cash and other compensation paid or accrued for our non-employee directors, for the fiscal year ended December 31, 2014. Our Named Executive Officers who serve on the Board do not receive any fees for their Board service in addition to their regular salaries and bonuses as set forth in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(g)	(h)
Albert Burstein, Ph.D.	44,920	74,970	180,000	299,890
William B. Locander, Ph.D.	84,296	74,970	—	159,266
James G. Binch	78,382	74,970	—	153,352
Richard Smith	84,570	74,970	—	159,540
Fern S. Watts	72,344	74,970	—	147,314
W. Andrew Krusen, Jr.	42,608	48,597	—	91,205

(1)
The equity awards for 2014 were granted and issued in four quarterly installments during 2014. Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
Dr. Burstein received consulting fees pursuant to a consulting arrangement we maintain with Dr. Burstein. See “Certain Transactions” later in this proxy statement for additional information regarding this consulting arrangement. Dr. Burstein’s term as a director expires at the 2015 Annual Meeting of Shareholders but we expect that such consulting agreement will remain in place following the end of his term.

Non-employee directors are eligible to receive stock-based incentive awards under the 2009 Executive Incentive Compensation Plan. For the year ended December 31, 2014, we compensated non-employee Directors as follows (a) compensation of $35,000 for each director; (b) an annual fee for the Chairman of the Audit Committee of $15,000; (c) an annual fee for the Chairman of the Compensation Committee of $8,500; (d) an annual fee for the Chairman of the Governance Committee of $10,000; (e) an annual fee for each other Audit Committee member of $5,000; (f) an annual fee for each other Compensation and Governance Committees member of $3,500; (g) attendance fees of $2,000 per board meeting attended in person, plus reimbursement of travel expenses, or $1,100 per board meeting attended telephonically; (h) attendance fees of $1,100 per committee meeting attended; and (i) an equity award to each director with a market value equal to $75,000.

Under the 2009 Executive Incentive Compensation Plan, we may grant stock options and restricted stock awards to eligible employees, directors, and independent agents and consultants. At the time of the award, the Compensation Committee determines any restrictions on transferability, risk of forfeiture and other restrictions. During March 2014, the Committee approved equity compensation awards to the six outside members of the Board of Directors for their service on the Board of Directors. Each director received a grant of stock awards with an annual market value of $75,000, payable in four equal quarterly grants of common stock based on the closing market prices of the common stock on the respective dates of grant. The four quarters of the compensation were granted and paid during 2014. The summary information of the restricted stock grants is presented below:

Grant date	February 28, 2014	May 30, 2014	August 29, 2014	November 28, 2014
Aggregate shares of restricted stock granted	4,020	4,502	4,710	5,070
Grant date fair value	$93,666	$104,852	$112,475	$112,453
Weighted average fair value per share	$23.30	$23.29	$23.88	$22.18

All of the restricted stock awards in 2014 were fully vested at each of their respective grant dates.
In February 2015, the Compensation Committee approved equity compensation awards for the six outside members of the Board of Directors for their service on the Board of Directors of $77,500. The restricted stock awards are issuable by us in four equal quarterly installments. Each quarterly award is valued based on the closing market price per share of common stock on the date of grant. The first quarter of the compensation was granted on February 27, 2015 and the remaining three-quarters of the compensation will be paid during May, August and November of 2015.
Corporate Governance
We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance to ensure our continued compliance with changing standards and regulations. A summary of our corporate governance measures follows:
Independent Directors

•
A majority of the members of our Board of Directors are independent from management. When making determinations regarding independence, the Board of Directors references the listing standards adopted by Nasdaq as well as the independence standards set forth in the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC under that Act. In particular, our Audit Committee periodically evaluates and reports to the Board on the independence of each member of the Board. The Governance Committee analyzes whether a director is independent by evaluating, among other factors, the following:

1.	Whether the member of the Board of Directors has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us;

2.	Whether the member of the Board of Directors is our current employee or was one of our employees within three years preceding the date of determination;

3.
Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of such auditor, or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.
Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the Compensation Committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the Board of Directors receives any compensation from us, other than fees or compensation for service as a member of the Board of Directors and any committee of the Board of

Directors and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with Board of Directors or committee membership matters;

6.	Whether an immediate family member of the member of the Board of Directors is one of our current executive officers or was an executive officer within three years preceding the date of determination;

7.
Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a present internal or external auditor of ours or any of our affiliates, or (ii) any of our former internal or external auditors or any affiliate of ours which performed services for us within three years preceding the date of determination; and

8.
Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the Compensation Committee of another company that concurrently employs the immediate family member of the member of the Board of Directors as an executive officer.

The above list is not exhaustive and the Governance Committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.
As a result of this review, the Board of Directors affirmatively determined that current directors William B. Locander, Ph.D., James G. Binch, Richard C. Smith, Fern S. Watts, and W. Andrew Krusen, Jr. are independent of our Company and our management under the standards set forth above. William Petty, M.D. and David Petty are not independent directors because of their employment as senior executives. Albert Burstein, Ph.D., whose service on the Board will end on the date of the Annual Meeting, is an outside director who is not independent because of certain consulting arrangements Dr. Burstein maintains with us. Additional information regarding these consulting arrangements and transactions between Dr. Burstein and us can be found under “Certain Transactions” below.

•	Our non-management directors hold formal meetings, separate from management, in conjunction with each Board of Directors meeting at least four times per year.
Annual Meeting Attendance

•
We have no formal policy regarding attendance by our directors at annual shareholders meetings, although we encourage such attendance and most of our directors have historically attended those meetings. Each of our directors attended the 2014 Annual Meeting of Shareholders, and we expect that each will attend the 2015 Annual Meeting of Shareholders.

Audit Committee

•
All Audit Committee members possess the required level of financial literacy and at least one member of the Audit Committee meets the current standard of requisite financial management expertise as required by Nasdaq and applicable SEC rules and regulations.

•	The Audit Committee operates under a formal charter that governs its duties and conduct.

•	All members of the Audit Committee are independent from our executive officers and management.

•	Our independent registered public accounting firm reports directly to the Audit Committee.

•
The Audit Committee meets with management and representatives of the registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, effectiveness of the design or operation of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

•	The Audit Committee has adopted a Policy for Reporting Improper Activity to enable confidential and anonymous reporting of improper activities to the Audit Committee.

Compensation Committee

•	The Compensation Committee operates under a formal charter that governs its duties and conduct.

•	All members of the Compensation Committee are independent from our executive officers and management.
Nominating, Compliance, and Governance Committee (Governance Committee)

•	The Governance Committee operates under a formal charter that governs its duties and conduct.

•	All members of the Governance Committee are independent from our executive officers and management.
Director Nomination Policy

•
The Board of Directors will consider director candidate nominations from its shareholders. Our Board of Directors has adopted certain nomination procedures with respect to shareholder nominations. Pursuant to these procedures:

▪
All nominations and recommendations for nominations to the Board of Directors shall be addressed to the Chairman of the Governance Committee who will submit such nominations to the full Board of Directors;

▪
The Board of Directors shall nominate such recommended individual for election by our shareholders if the Board determines that the election of such recommended individual is in our best interest based upon Board members’ knowledge of our operations, financial position, prospects and strategic goals as well as historical criteria for membership on the Board of Directors; and

▪
All issues concerning the timing of receipt of nominations or recommendations for election of members to our Board of Directors shall be governed by applicable provisions of our Articles of Incorporation and Bylaws as well as applicable rules and regulations promulgated by the SEC such as those described on page 38 of this proxy statement.

Consideration of Diversity in the Nominations Process
The Board does not have a formal policy with respect to diversity. However, the Board believes that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders.
Code of Business Conduct and Ethics

•
Our management has adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees and directors are bound by this Code of Business Conduct and Ethics. Violations of our Code of Business Conduct and Ethics may be reported to the Audit Committee.

•
The Code of Business Conduct and Ethics includes provisions applicable to all of our employees, including senior financial officers and members of our Board of Directors. This Code of Business Conduct and Ethics is available in the “Investors” section of our website at http://www.exac.com/Investors/default.asp. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics.

Personal Loans to Executive Officers and Directors

•	We prohibit extensions of credit in the form of a personal loan to or for our directors and executive officers.
Communication with the Board
Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, or about the Company in general, may communicate directly with our Chairman of the Board of Directors, our non-management directors or the Audit Committee. These communications may be confidential or anonymous, and may be e-mailed to donna.edwards@exac.com or audit.chair@exac.com, or submitted in writing to Exactech, Inc., Attn: Donna Edwards, Vice President, Legal, or Attn: Audit Committee Chair of the Board of Directors, at 2320 N.W. 66th Court, Gainesville,

Florida 32653 or reported by phone at (352) 377-1140. All of these concerns will be forwarded to the appropriate directors for their review, and the directors will address such concerns with management. Our Code of Business Conduct and Ethics prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.
Section 16(a) Beneficial Ownership Reporting Compliance
Under section 16(a) of the Exchange Act, our directors, executive officers, and persons who own more than ten percent (10%) of our outstanding common stock are required to file with the SEC, and provide to us, initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Based solely on a review of the copies of such reports furnished to us during and/or with respect to our fiscal year ended December 31, 2014, we are not aware of any late or delinquent filings required under Section 16(a) of the Exchange Act in respect of our common stock or other equity securities, other than a single Form 4 for Joel Phillips that was filed late, reporting the exercise of options and sale of 3,989 shares of common stock on October 30, 2014.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking advisory shareholder approval of the compensation of our Named Executive Officers as disclosed in the section of this proxy statement. titled “Compensation Discussion and Analysis” (“CD&A”), including the tables that follow.
We urge shareholders to read the CD&A, which details our compensation actions for the year ended December 31, 2014. We believe that our compensation programs and policies and the compensation decisions for 2014 appropriately rewarded our Named Executive Officers for their performance, as well as for the Company’s overall performance, and we believe that these programs and policies will assist us in retaining our senior leadership team. As described in detail in the CD&A, we have designed our executive officer compensation program to attract, motivate and retain executives with the competencies and talent required for us to meet our objectives.
The Compensation Committee reviews and approves our executive officer compensation program annually to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders.
Although your vote is advisory and therefore non-binding, the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions for Named Executive Officers.
We are asking shareholders to vote on the following advisory resolution:
“RESOLVED, that the holders of the Company’s common stock advise that they approve the compensation of the Company’s Named Executive Officers as disclosed in the Company’s proxy statement for its 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).”
The Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers, as described in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the CD&A, the compensation tables and the related footnotes, and the narrative information accompanying the tables).

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
The following discussion and analysis is intended to provide an understanding of the compensation earned by each of our Named Executive Officers, and describes our compensation objectives and policies as applied to our Named Executive Officers, who are:

Executive Officer	Title
William Petty, M.D.	Executive Chairman and Chairman of the Board
David Petty	Chief Executive Officer, President and Director
Joel C. Phillips, CPA	Executive Vice President, Chief Financial Officer and Treasurer
Gary Miller, Ph.D.	Executive Vice President, Research and Development
Bruce Thompson	Senior Vice President, General Manager – Biologics and Spine Division
Compensation Best Practices
We have summarized below compensation practices we have implemented to encourage performance focused on our company’s objectives and long-term interests of our shareholders. We have also summarized practices that we do not implement due to the nature of these practices being contrary to our company culture and fair practices.
Practices implemented:

•	Strong pay for performance measurement.

•	Significant share ownership and share holding requirements for senior executives.

•	Executive compensation recoupment policy safeguards against receipt of unwarranted bonuses as well as encourages executives and senior management to take a more comprehensive view of risk.

•	Proper balance of short and long term compensation discouraging short term risk at the expense of long term results.

•	Market-based approach for determining Named Executive Officer target pay.

•	Caps on annual and long-term incentives.
Practices not implemented:

•	We do not provide any additional perquisites to executives.

•	No individual Supplemental Executive Retirement Plans.

•	No stock options granted below fair market value.

•	No gross up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

•	No hedging in or pledging of our stock.
Executive Summary
We designed our executive compensation program to attract, reward and retain a talented, innovative and entrepreneurial team of executives with a passion for achieving outstanding results. Our executive compensation policies reflect our strong pay-for-performance philosophy and provide that a significant percentage of compensation is performance based variable pay. We pay our executives short-term cash incentives based on their abilities to achieve certain annual financial metrics and operating objectives that we believe will further our long-term business objectives and create shareholder value.
Despite some international economic challenges, we continued to grow in 2014, increasing revenue by 5% in 2014 and improving gross margin to 70% in 2014 from 69% in 2013. Our total operating expenses in 2014 increased 6% from the prior year, and as a percentage of sales, total operating expenses increased to 59.5% from 59.1% in 2013. Our resulting net income for 2014 increased 7% to $16.5 million from $15.4 million in 2013. Our 2014 compensation plan continued to reinforce our pay-for-performance philosophy and awarded a significant portion of our Named Executive Officers’ total compensation based on the achievements of certain targets established by our Compensation Committee. As a result of our performance in 2014, and based on our 2014 incentive compensation plan, we paid our Named Executive Officers annual cash bonuses for 2014 equal to 10% of their respective targeted incentive amounts. We have aligned our 2015 short-term incentive compensation plan to strategic and financial business metrics to include sustained above-market revenue growth, operating profit margin in the range of 10.7% - 10.9%, and simplified operating cash flow targets of $4 million - $14 million. We expect that long-term incentives in the form of stock-based awards will incentivize our Named

Executive Officers to focus on long-term equity growth, which we intend will align our Named Executive Officers’ interests with those of our shareholders. We will continue to evaluate base pay levels according to individual performance and comprehensive relevant peer market data.
The Compensation Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this CD&A, including the Compensation Committee’s assessment of the alignment with the Company’s business objectives as well as a review of data of a comparative group of peer companies.
Commencing in 2014, we adopted stock ownership guidelines for our Named Executive Officers and Directors to ensure that our present and future executive officers and directors acquire and maintain a meaningful equity stake in the Company. While we recognize that our Named Executive Officers currently have substantial equity holdings in the Company, we believe the implementation of executive stock ownership guidelines will ensure broad-based ownership going forward. Further information on the stock ownership guidelines is included on page 23 of this proxy statement.
Also, in 2014, we adopted an executive compensation recoupment policy which we believe helps safeguard against the receipt of unwarranted bonuses, as well as encourage executives and senior management to take a more comprehensive view of risk when making business decisions. See page 23 for further details on this policy.
The Role of Shareholder Say-on-Pay Votes
Each year, we provide our shareholders the opportunity to cast an advisory vote on executive compensation, a “say-on-pay proposal,” which, this year, is included as Proposal 2. At our 2014 Annual Meeting of Shareholders, approximately 68% of the shares cast voted in favor of the say-on-pay proposal. The Compensation Committee viewed our shareholders’ approval of the say-on-pay proposal as support for the Company’s executive compensation philosophy and programs. However, the Compensation Committee is concerned that approximately 32% voted against the Company’s say-on-pay proposal. Given its concern, the Compensation Committee intends to further evaluate the Company’s executive compensation program to ensure that the program rewards performance that promotes the long-term success of the Company and maximizes shareholder value.  As in prior years, the Committee will consider the outcome of this year’s and future say-on-pay proposals, as well as other shareholder concerns and feedback, when determining executive compensation.
Compensation Philosophy

•
Our compensation philosophy is to attract, motivate and retain key leadership who will work to achieve our desired business direction, strategy and performance. Our compensation program for our Named Executive Officers has the following primary goals: (1) to attract, motivate, incentivize and retain executives with the competencies and talent required for us to meet our objectives; (2) to be compatible with our purpose and culture; (3) to be competitive, fair and equitable; (4) to be cost effective; and (5) to comply with local, state, and federal laws and regulations.

•
In addition, we have designed the variable compensation component of our program to link individual incentive goals with the interests of our shareholders and reward superior individual performance that is tied to the Company’s performance without promoting excessive risk taking.

To achieve the above goals, the Compensation Committee has approved a compensation program that is reviewed annually. It includes all of the following elements:

•	Base Salary;

•	Annual Cash Incentive Bonus and Quarterly Profit Sharing;

•	Share-based Compensation

•	Stock Ownership Guidelines; and

•	Retirement, Health and Other Benefits.
Factors Considered in Determining Compensation
The Compensation Committee reviews executive compensation levels on an annual basis in relation to the compensation paid by comparable companies in the medical device industry. Data for this review is provided to the Compensation Committee from the Chief Executive Officer and the Vice President of Human Resources. This data details relevant market rates for executive salaries based on independent salary surveys that have been selected for benchmarks and verified by the surveying body through payroll and public records. The sources for this data include: 2014 US Mercer SIRS® Executive Survey, Culpepper Executive Compensation Survey, Equilar Insight Research Database, and Equilar Top 25 Compensation Survey. Criteria to select the surveys used for benchmarking remain consistent from year-to-year. The Mercer SIRS survey has been used by the Company for the last five years and focuses primarily on the life sciences industry. We added the Equilar Insight Research Institute Database of public companies in 2010 and the Equilar Insight Top 25 Compensation Survey data in 2011. Additionally, we added the Culpepper Executive Compensation Survey in 2013. Culpepper is a provider of worldwide salary surveys and data for compensation and employee benefit programs in the technology industry, focused primarily on small and mid-sized technology companies. We believe that the survey criteria are effective in yielding a comprehensive survey group of companies comparable to Exactech. In addition, we obtain and evaluate data from the public records of fourteen peer companies of similar size and related businesses. In order to ensure market competitiveness and appropriate alignment, the Compensation Committee approved a new peer group effective May 1, 2013 that remains relevant. The companies chosen as compensation and performance peers have the following characteristics and screening criteria: publicly traded; industry-specific categories of healthcare equipment and supplies; global scope; and complexity commensurate with our business, and with similar revenue and market capitalization. The peer group comprises the following companies: Abiomed, Accuray, Alphatec Holdings, Angio Dynamics, ArthroCare, CryoLife, Cyberonics, Nuvasive, RTI Surgical, Symmetry, Thoratec, Tornier, Wright Medical Group and Volcano.
As part of its annual review, the Compensation Committee reviewed the above-described metrics among the comparable companies. Currently, base compensation data is derived from the surveys listed above and peer company data is used for comparison. The analysis of peer companies indicated that our revenues tended toward the 33rd percentile of the peer group but that our earnings before interest, taxes, depreciation and amortization, or EBITDA, and net income tended toward the 78th percentile. Accordingly, the Compensation Committee seeks to set an executive’s compensation between the median and 75th percentile metrics, taking into account the amount of time such executive has served the Company in a specified position.
Written performance evaluations for the Named Executive Officers, other than the Chief Executive Officer, are prepared by the Chief Executive Officer and President. Total company sales growth, operating income, and cash flow performance are the metrics used in the evaluation of the performance of the Chief Executive Officer. Utilizing the compiled information, including the performance evaluation, the Compensation Committee reviews the various components of executive compensation to determine the base salary and annual and long-term awards and incentive targets for the Named Executive Officers as a group and individually.
On March 21, 2014, our then Chief Executive Officer, Dr. Petty, transitioned to a new role as Executive Chairman and entered into a new employment agreement, referred to as the Chairman Agreement. Also, on March 21, 2014, our President, Mr. David Petty, was appointed as Chief Executive Officer and entered into a new employment agreement referred to as the New CEO Agreement. The compensation payable under each of these agreements became effective as of March 1, 2014.
Dr. Petty’s employment agreement in effect during 2013, referred to as the 2012 CEO Agreement, was designed to balance a comparable equity compensation level to the peer group while taking into account Dr. Petty’s significant equity holdings in Exactech as a founder. In addition, the Compensation Committee believed that Dr. Petty’s status as the primary founder of the Company and the successes of the Company under his stewardship merited certain extraordinary succession planning measures to ensure the continuity of his service and minimize any disruption that would occur should he leave the Company. The 2012 CEO Agreement provided that Dr. Petty be entitled to receive annual bonuses equal to an aggregate of 50% of his base salary in cash plus 100% of his base salary in an equity award, together with such other amounts at the sole discretion of the Board. For the year ended December 31, 2013, Dr. Petty was paid an annual bonus of 50% of his base salary and equity awards equal to 100% of his base salary.
The Compensation Committee designed the Chairman Agreement to compensate Dr. Petty for his continued contribution to the Company as he continues his support and transitions the stewardship of the company to his successor, Mr. David Petty. As such, the Chairman Agreement includes the following provisions:

•	initial annual base salary of $600,000

•
annual bonuses of not less than an aggregate of 60% of base salary in cash plus no less than 100% of base salary in an equity award, together with such other amounts at the sole discretion of the Compensation Committee. For the year ended December 31, 2014, Dr. Petty was eligible to receive a cash bonus of not less than 60% of base salary and an equity award of not less than 100% of base salary, subject to allocation percentages and the achievement of annual financial targets set forth in our Management Performance Plan approved by the Compensation Committee. Dr. Petty is also entitled to receive annual bonuses and/or equity awards in accordance with the Company’s Management Performance Plan or such other incentive plans as may be adopted by the Company from time to time. For the year ended December 31, 2014, Dr. Petty earned a cash bonus of $36,000, or 10% of the 2014 targeted incentive bonus, in alignment with the performance targets achieved during the year;

•
royalty payments equal to 0.5% of domestic sales and 0.25% of international sales of our Optetrak knee product, subject to an annual maximum aggregate royalty of $150,000, and continuation of such royalty payments until Dr. Petty no longer actively supports the Optetrak® knee product line.

The Compensation Committee designed the New CEO Agreement to compensate Mr. Petty in his role as Chief Executive Officer, based on his significant knowledge of the Company and contribution to the growth and success of the Company. As such, Mr. Petty’s employment agreement includes the following provisions:

•	initial annual base salary of $446,000; and

•
annual bonuses of not less than 75% of base salary in cash plus not less than 80% of base salary in an equity award, together with such other amounts at the sole discretion of the Board. For the year ended December 31, 2013, Mr. Petty, in his role as President, was paid an annual bonus of 40% of his base salary and equity awards equal to 75% of his base salary. For the year ended December 31, 2014, Mr. Petty was eligible to receive a cash bonus of not less than 75% of base salary and an equity award of not less than 80% of base salary, subject to allocation percentages and the achievement of certain financial targets set forth in the Management Performance Plan approved by the Compensation Committee. Mr. Petty is also entitled to receive bonuses and/or equity awards in accordance with other incentive plans as may be adopted by the Company from time to time. For the year ended December 31, 2014, Mr. Petty earned a cash bonus of $33,000, or 10% of the 2014 targeted incentive bonus, in alignment with the performance targets achieved during the year

See “Employment Agreements” below for further details of Dr. Petty’s and Mr. Petty’s employment agreements.
In 2009, our shareholders approved the 2009 Executive Incentive Compensation Plan to provide for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The amount and form of compensation under the 2009 Executive Incentive Compensation Plan for each of the Named Executive Officers is based on the above-referenced performance reviews, which are then compared against individual, team and Company targets, which are determined early each year. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to stock option grant awards for Named Executive Officers other than himself. Any such awards are granted only upon the written approval of the Compensation Committee. The Chief Executive Officer neither recommends nor participates in any decisions regarding his own compensation, including any incentives.
Section 162(m) of the Internal Revenue Code generally provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation in excess of $1 million paid to its chief executive officer or any of its three other most highly compensated executive officers(other than the Chief Financial Officer). However, qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. The Compensation Committee has the discretion to grant awards to these individuals under the 2009 Executive Incentive Compensation Plan that are intended to qualify as performance-based compensation, which is not subject to deduction limits under Section 162(m) of the Internal Revenue Code. Additionally, stock option grants to these individuals under the 2009 Executive Incentive Compensation Plan are intended to qualify as performance-based compensation that are not subject to deduction limits of Section 162(m) of the Internal Revenue Code.
Behaviors Designed to Reward
We believe that our purpose, values and culture form the foundation of our existence. We believe it is essential to maintain a compensation structure that rewards executives and other employees for the practice and preservation of these elements. We provide performance-based compensation measured by the achievement of goals set forth annually in each executive officer’s individual accountability plan. The accountability plans are reviewed and updated throughout the year with the Chief Executive Officer and President. These accountability plan goals are based on the corporate strategy formulated annually by our senior management team and communicated to our Board of Directors. The compensation program also rewards the achievement of certain company revenue, profitability, and cash flow targets.
Elements of Executive Compensation
Base Salary – We establish and maintain competitive salary levels within relevant markets using available resources, which include the surveys discussed above. To maintain our objective of attracting, motivating and retaining executives with the competencies and talent required for us to meet our objectives, our target rate for salaries reflects the relevant market rate based on these independent salary surveys that have been selected for benchmarks, as described above. Each executive officer’s base salary relative to the benchmark varies based on scope of responsibility and time in the position. In addition, we strive for internal equity consistent with job content, requirements and performance.
Incentive Bonus and Profit Sharing – We provide incentive compensation pursuant to our 2009 Executive Incentive Compensation Plan based on Company, team, and individual performance. The Compensation Committee determines all annual incentive compensation based in part upon recommendations from the Chief Executive Officer for all Named Executive Officers except for himself. All Named Executive Officers participate in the 2009 Executive Incentive Compensation Plan. We also pay incentive payments in cash based on annual preset performance measures for the individuals and their respective teams, as established by the Compensation Committee. The Compensation Committee determines target incentive compensation levels at the beginning of the fiscal year based on desired sales growth with an initial threshold dependent on a target before-tax operating profit. Once the Compensation Committee sets targets for the year, such targets are no longer subject to adjustment for that year. Incentive compensation aligns executive compensation with our business objectives and goals and rewards performance that we believe leads to the achievement of those goals. For 2014, the performance targets included a sales growth range of 3% to 10%, operating profit margin range from 10.5% to 10.6%, and simplified operating cash flow metric of neutral. The incentive bonus plan provided for a range of payouts from 20% to 140% of the target performance payouts listed in the Grants of Plan-Based Awards table on page 28, based upon the Company financial performance targets. For 2015, the performance targets include a sales growth range of 1% - 10%, operating profit margin range from 10.7% to 10.9%, and simplified operating cash flow targets of $4 million -$14 million. The 2015 incentive bonus plan provides for a range of payouts from 20% to 140% of the target performance payouts below based upon the Company financial performance targets.

Named Executive Officer	2015 Salary ($) (1)	2015 Target Annual Incentive (% of Salary)	2015 Target Annual Incentive ($) *
William Petty, M.D.	606,000	65	393,900
David Petty	450,460	75	337,845
Joel Phillips, CPA	410,093	50	205,047
Gary Miller, Ph.D.	334,645	45	150,590
Bruce Thompson	394,726	45	177,627
*Actual performance payout can range from 20-140% of Target Annual Incentive annual pay
(1) 2015 salary amounts are effective February 1, 2015.
We have a profit sharing plan that distributes a portion of earnings after certain predetermined quarterly financial targets are achieved. Our predetermined targets are based on our quarterly diluted earnings per share goal. All regular U.S. employees who have been with the company more than 90 days, including the Named Executive Officers, are eligible for participation in the profit sharing plan. During 2014, we achieved targets for two of the four quarters; therefore, all regular U.S. employees, including the Named Executive Officers, received profit sharing for two quarters of 2014. During 2013, we achieved targets for three of the four quarters; therefore, all regular U.S. employees, including the Named Executive Officers, received profit sharing for three quarters of 2013.
Share Based Compensation – The 2009 Executive Incentive Compensation Plan includes a provision for stock awards, which have historically been granted in the form of stock options. Stock options are an important element of our long-term incentives program. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our shareholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions. The Compensation Committee believes that the value of stock options will reflect our financial performance over the long-term. Because our employee stock option program provides for a vesting period before options may be exercised and an exercise price at fair market value as of the date of grant, employees benefit from stock options only when the market value of the common shares increases over time. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. We use the Black-Scholes option-pricing model to determine the grant date fair value. The Compensation Committee approves each stock option grant to Named Executive Officers. Individual Executive Officer stock option recommendations are based on salary levels; however the stock option awards are purely discretionary. Stock option awards are considered by the Compensation Committee on an annual basis. Awards can be granted in the form of incentive stock options or non-qualified stock options. The Compensation Committee grants all equity awards only after any planned release of material non-public information. We do not engage in the backdating, cancellation or re-pricing of stock options and have not engaged in such practices in the past.
We also have a stock purchase plan that provides the opportunity for employees to purchase stock at a discount and achieve growth of their investment if our stock price appreciates. The stock purchase plan is available to all regular U.S. employees, with the exception of certain limited exclusions by law. Messrs. William Petty, David Petty and Gary Miller are not eligible to participate due to the number of shares they hold through beneficial ownership interests.
Stock Ownership Guidelines - Effective February 13, 2014, the Compensation Committee approved and the Company implemented executive stock ownership guidelines, which require that each executive officer and director satisfy a minimum share ownership requirement, subject to a reasonable period of time to satisfy such minimum requirement. We believe that this requirement fosters a culture of ownership and further aligns the long-term interests of executives with those of our shareholders. While we recognize that executive officers currently have substantial equity holdings, we believe the implementation of executive stock ownership guidelines will ensure broad-based ownership going forward. Our stock ownership guidelines are described in the table below:

Position	Value of Stock Owned as a Percentage of Base Annual Compensation (1)
Outside Members of the Board of Directors (2)	300%
Chief Executive Officer	300%
President	150%
Other Executive Officers	100%
(1) Stock owned is defined as common stock held directly by the individual, common stock held beneficially through an immediate family member, and any in-the-money vested stock options held by such individual.
(2) Base annual compensation for executive officers is base salary, and base compensation for outside directors is their respective annual cash retainers for serving on the Board of Directors.
Executive officers and non-employee directors are expected to achieve such stock ownership requirements within the later of five years of the adoption of these guidelines and within five years of appointment. When exercising options, executive officers and non-employee directors who have not yet met the ownership guidelines may sell shares acquired upon exercise to cover transaction costs and taxes and are expected to hold any remaining shares until the guidelines are met. Similarly, shares received upon release of restricted stock may not be sold until the ownership guidelines are met.
Executive Compensation Recoupment Policy - The Board of Directors believes it is desirable, and in the best interests of the Company and its shareholders, to maintain and enhance a culture that is focused on integrity, accountability and that discourages conduct detrimental to the Company’s sustainable growth. We believe the use of claw-back provisions helps safeguard against the receipt of unwarranted bonuses and encourages executives and senior management to take a more comprehensive view of risk when making business decisions. Our executive compensation program contains a claw-back provision whereby any bonus or other incentive-based or equity-based compensation awarded may be recouped by the Company in the event of fraud or misconduct by the recipient of such an award.
Retirement, health and other benefits – We provide retirement, health and other benefits as an additional incentive to retain employees. Exactech maintains a defined contribution 401(k) plan that allows employees to make plan contributions on a pre-tax basis, and for the year ended December 31, 2014, we matched employee contributions at the rate of $1.00 for each dollar of employee contributions up to 5% of the employee’s compensation. We are not required to match employee contributions in the future. The 401(k) plan is administered by, and offers the funds of, a national mutual fund company. Although Named Executive Officers are eligible to participate in the 401(k) plan, they are prevented from participating at the same level as non-executives due to the rules under the Internal Revenue Code, which dictate certain limits on contributions.
We currently make available to our Named Executive Officers and all employees a comprehensive health, dental, vision, life and disability insurance program. We participate in the employee’s health care coverage, as well as a portion of the employee’s dependent health care coverage. The health care insurance offers a variety of coverage options, at the employee’s discretion. Presently, we provide long-term disability insurance coverage to all employees and make available short-term disability coverage at the employee’s expense and discretion. The current offering for dental and vision insurance coverage is at the employee’s expense and discretion. We currently provide a basic term life insurance policy to all employees and make additional coverage available at the employee’s expense and discretion. While we currently provide a broad array of insurance coverage options and a degree of participation in the cost, there can be no guarantees that we can continue to obtain and participate in these types of benefit and insurance plans.
We do not provide any additional perquisites to the Named Executive Officers.
Employment Agreements
We have employment agreements with Dr. William Petty, Executive Chairman, Mr. David Petty, Chief Executive Officer. Gary Miller, Executive Vice President of Research and Development and Betty Petty, Vice President of Administration and Corporate Secretary.
Dr. Petty’s employment agreement, pursuant to which he serves as Executive Chairman, has a term expiring at our 2018 annual meeting of shareholders. Dr. Petty’s employment agreement provides for an initial annual base salary of $600,000. Refer to page 20 for further discussion on the determination of base salary for Dr. Petty.
Pursuant to the terms of Dr. Petty’s employment agreement, he is eligible to receive, in addition to his $600,000 annual base salary, annual bonuses and/or equity awards, including a cash bonus of not less than 60% of his annual base salary and an equity award with a value of not less than 100% of his annual base salary, in each case subject to the achievement of annual financial targets set forth in our Management Performance Plan, as adopted by the Compensation Committee.
Dr. Petty’s employment agreement provides for the continuation of the same royalty payments that had been paid under his prior employment agreement, which applied when he served as our Chief Executive Officer. Dr. Petty is entitled to receive 0.5% of domestic sales and 0.25% of international sales of our Optetrak knee product, subject to an annual maximum aggregate royalty of $150,000. Pursuant to Dr. Petty’s employment agreement, our obligation to pay such royalties terminates at such time that Dr. Petty no longer actively supports the Optetrak knee product line.
Dr. Petty is otherwise entitled to receive such benefits of employment as are generally available to our other executive officers.
If Dr. Petty’s employment is terminated by the Company without cause or if Dr. Petty resigns in connection with a material breach of the employment agreement by the Company that remains uncured for 30 days (also referred to as a termination by Dr. Petty for good reason and such termination and termination by the Company without cause are referred to as “Termination Events”), then Dr. Petty shall be entitled to receive all unpaid base salary and bonuses accrued through the effective date of termination plus the continuation of his base salary, as in effect at the time of termination, for a period of the greater of the original term of the agreement and 24 months following the effective date of termination; provided that, Dr. Petty must adhere to certain non-compete and non-solicit covenants that govern for the entire severance period. If any Termination Event occurs, Dr. Petty and his covered dependents would additionally be entitled to receive insurance benefits through the longer of the original term of the agreement and 24 months from the date of such Termination Event, unless Dr. Petty becomes eligible for insurance benefits with another employer. Dr. Petty would also be entitled to receive a continuation of retirement benefits for this same period of time and the continuation of royalty payments for the Optetrak knee product. The compensation and benefits described in this paragraph are referred to as the severance benefits.
If there is a change in control of the Company that Dr. Petty supports (either by voting in favor of the transaction as a member of the Board or by voting any of his securities in favor of the transaction), and on or prior to the one-year anniversary of the change in control the Company or its successor terminates Dr. Petty’s employment without cause, or Dr. Petty terminates his employment for good reason, then Dr. Petty would be entitled to receive the severance benefits. If there is a change in control of the Company that Dr. Petty does not support, and (1) either he or the Company terminates his employment for any reason during the 30 days immediately following such change in control, or (2) the Company terminates his employment without cause, or Dr. Petty terminates his employment for good reason, on or prior to the one-year anniversary of such change in control, then Dr. Petty would be entitled to receive the severance benefits.
If Dr. Petty voluntarily resigns without good reason or is terminated for cause, he is entitled to receive only any unpaid base salary accrued through the effective date of resignation and the continuation of royalty payments for the Optetrak knee product.
Mr. David Petty’s employment agreement has a term expiring on December 31, 2016. Mr. Petty’s employment agreement provides for an initial annual base salary of $446,000. Refer to page 21 for further discussion on the determination of base salary for Mr. Petty. Pursuant to the terms of his employment agreement, Mr. Petty is eligible to receive, in addition to his base salary, annual bonuses and/or equity awards including a cash bonus of no less than 75% of his annual base salary and an equity award with a value of no less than 80% of his annual base salary, in each case subject to the achievement of annual financial targets set forth in our Management Performance Plan, as adopted by the Compensation Committee. Mr. Petty is otherwise entitled to receive such benefits of employment as are generally available to our other executive officers. The terms of Mr. Petty’s employment as Chief Executive Officer through 2016 were considered vital due to Mr. Petty’s knowledge of the business and contribution to the growth and success of the Company.
If Mr. Petty’s employment is terminated by the Company without cause or if Mr. Petty resigns in connection with a material breach of the employment agreement by the Company that remains uncured for 30 days (also referred to as a termination by Mr. Petty for good reason), Mr. Petty shall be entitled to receive all earned and unpaid base salary and bonuses, if any, accrued through the effective date of termination plus the continuation of his base salary, as in effect at the time of termination, for a period of the greater of the original term of the agreement and 24 months following the effective date of termination; provided that, Mr. Petty must adhere to certain non-compete and non-solicit covenants that shall govern for this entire period. If any Termination Event occurs, Mr. Petty and his covered dependents are entitled to receive insurance benefits through the longer of the original term of the agreement and 24 months from the effective date of termination, unless Mr. Petty becomes eligible for insurance benefits with another employer. Mr. Petty is also entitled to receive a continuation of retirement benefits for this same period of time. The compensation and benefits described in this paragraph are referred to as the severance benefits.
If there is a change in control of the Company, and, on or prior to the one-year anniversary of the change in control, the Company or its successor terminates Mr. Petty’s employment without cause, or Mr. Petty terminates his employment for good reason, then Mr. Petty would be entitled to receive the severance benefits.
If Mr. Petty voluntarily resigns without good reason or is terminated for cause, he is entitled to receive only any unpaid base salary accrued through the effective date of resignation.
On December 20, 2002, we entered into an employment agreement with Dr. Gary Miller, which provided for an original employment term commencing January 1, 2003 and ending December 31, 2005. The agreement provides that the employment term automatically extends by one year on each anniversary date (each December 31st), unless the Board specifically provides notice to Dr. Miller that the agreement is not being extended on the anniversary date. As of December 31, 2013, the employment agreement with Dr. Miller was automatically extended through the end of December 2015. Dr. Miller’s employment agreement provides for royalty payments comprising 0.5% of all domestic sales and 0.25% of all international sales of the Optetrak knee product on a quarterly basis, not to exceed $150,000 annually.
If Dr. Miller is terminated for cause, as defined in his employment agreement, he would not be entitled to receive severance pay. Termination for cause would include (i) any action or omission of the executive which constitutes a willful and material breach of the employment agreement which is not cured or as to which diligent attempts to cure have not commenced within thirty (30) business days after receipt by the executive or notice of same, which notice specifies the conduct necessary to cure such breach, (ii) fraud, embezzlement or misappropriation as against the Company or (iii) the conviction of the executive for any criminal act which is a felony. If Dr. Miller is terminated without cause, then such person would be entitled to receive his then current salary for the remaining term of the employment agreement. We believe that providing this type of severance for a termination without cause shows good faith and provides compensation for a reasonable transition period.
All of the employment agreements with Named Executive Officers contain a provision that the executives will not compete or engage in a business competitive with our current business for a certain period of time after the executive is terminated for cause or the executive terminates his or her employment without good reason. In addition, pursuant to the employment agreements, each executive has agreed not to disclose confidential information of our Company during the term of his employment or thereafter and agreed that all work, research and results thereof, including inventions, processes or formulas conceived or developed by the executive during the term of employment which are related to the business, research and development work, or our field of operation is the property of our Company.
Change in Control Arrangements
In February 2007, the Board of Directors adopted a change of control plan that is effective for the Company as a whole. The Board of Directors adopted the Change of Control Plan in recognition that as a publicly held company, there exists a potential for a change in control of ownership of the Company, and that the threat or occurrence of a change in control can result in the loss or significant disruption of the performance of key employees as a result of the uncertainty surrounding such threat or occurrence. As such, the Board of Directors determined that it is in our best interest and in the best interest of our shareholders to retain the commitment of its key employees and ensure their continued commitment to the Company in the event of a threat or occurrence of a change in control. The Change of Control Plan provides for severance pay to all of our employees, including the Named Executive Officers, upon termination of employment as a result of a change in control, and within one year after the occurrence of a change in control. Certain circumstances of termination are excluded from severance pay under the Change of Control Plan, including termination for cause and the Named Executive Officer voluntarily initiating the termination. Terms of the plan provide for the payment of salary, benefits and any bonus earned for a period of up to one year from the date of termination from our Company or from the successor company. The time period of severance is dependent upon the employee’s responsibility level at our Company. Severance pay under this plan is reduced by the amount of severance pay provided for in any person’s employment agreement with us.
Risk Management Assessment
The Compensation Committee has oversight responsibility to assess the Company’s compensation program and its impact on long-term shareholder value. Several elements of the compensation program are designed to promote long-term shareholder value and incorporate components to mitigate risk:

•
The Company sets business goals at the beginning of each year that determines the level of incentive bonus employees of the Company are entitled to, including the Named Executive Officers. These business goals include desired sales growth and before tax operating profit. The Company sets goals in order to promote growth, and discourage excessive risk taking.

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Stock option awards are granted based on a number of factors including company performance, individual performance, level of responsibility and individual contributions. Stock option grants to employees are vested over a specific time period, which we believe gives them incentive to focus on performance over a longer period of time.

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Our executive officers are encouraged to retain common stock ownership in the company as this aligns them with other shareholders. See page 23 for stock ownership guidelines for executive officers and outside directors.

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While the equity grants required to be awarded to Dr. Petty and Mr. Petty under their respective employment agreements are not linked to performance metrics, they serve to align their interests with the other shareholders through increased equity ownership.

Most of these components apply to all participants in the compensation program, and all these components apply to our executive officers. We have reviewed our compensation structures and policies as they pertain to risk, including the cash bonus payments and equity grants required to be made to Dr. Petty and Mr. Petty under their respective employment agreements, and we have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table
The following compensation table sets forth, for the fiscal year ended December 31, 2014, the cash and certain other compensation paid or accrued by us to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)
(a)	(b)	(c)	(d)	(f)	(g)		(i)		(j)
William Petty, M.D. Executive Chairman and Chairman of the Board	2014	604,660	7,500	544,760	36,000	(6)	163,000	(2)	1,355,920
	2013	602,308	13,500	637,230	300,000	(6)	162,500	(2)	1,715,538
	2012	600,100	12,000	566,955	360,000	(6)	162,500	(2)	1,701,555

David W. Petty Chief Executive Officer, President and Director	2014	439,206	5,575	259,471	33,450		13,000		750,702
	2013	379,389	8,454	246,396	150,293		12,500		797,032
	2012	375,544	7,515	340,173	180351		12,500		916,082

Joel C. Phillips, CPA Executive Vice President, Chief Financial Officer and Treasurer	2014	388,672	4,836	236,779	15,475		13,000		658,762
	2013	372,282	8,290	220,906	128,960		12,500		742,938
	2012	368,165	7,369	340,173	154752		12,500		882,960

Gary J. Miller, Ph.D. Executive Vice President, Research and Development	2014	332,937	4,142	118,390	13,253		163,000	(2)	631,722
	2013	318,283	7,134	135,942	126,826		162,500	(2)	750,685
	2012	316,910	6,341	149,676	152191		162,500	(2)	787,619

Bruce Thompson Senior Vice President, General Manager – Biologics and Spine Division	2014	388,634	4,885	118,390	15,633		13,000		540,542
	2013	382,753	8,579	169,928	133,450		12,500		707,210
	2012	381,898	7,626	179,914	160140		12,500		742,078
___________________________

(1)	Includes profit-sharing plan payments, which are determined and distributed based on a portion of earnings after certain predetermined quarterly financial targets are achieved.

(2)	Amounts include royalties of $150,000, paid pursuant to employment agreements between us and each of Drs. Petty and Miller. See “Certain Transactions.”

(3)
Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. The assumptions on which this valuation is based are set forth in Note 11 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2015. For additional details of individual grants during 2014, please see the Grants of Plan-Based Awards table below. There were no forfeitures of awards by any of the Named Executive Officers during the fiscal year.

(4)	Amounts are comprised of cash incentive earned under the Management Performance Plan.

(5)
Represents matching contributions made by us under our 401(k) plan and royalty payments to Drs. Petty and Miller. The aggregate amount of perquisites and other personal benefits provided to each Executive Officer is less than $10,000 for each officer.

(6)	Amount of cash incentive earned was set pursuant to the employment agreement with Dr. Petty.

Grants of Plan-Based Awards
The following table sets forth by individual grant the equity and non-equity awards granted to the Named Executive Officers for the fiscal year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	Exercise or Base Price of Option Awards(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Target(2) (#)
(a)	(b)	(c)	(d)	(e)	(g)	(k)	(l)
William Petty, M.D	05/09/14	—	—	—	55,217	20.90	1,154,035
	12/31/14	36,000	360,000	504,000	—	—	—

David W. Petty	05/09/14	—	—	—	26,300	20.90	549,670
	12/31/14	33,450	334,500	468,300	—	—	—

Joel C. Phillips, CPA	05/09/14	—	—	—	24,000	20.90	501,600
	12/31/14	15,475	154,752	216,653	—	—	—

Gary J. Miller, Ph.D	05/09/14	—	—	—	12,000	20.90	250,800
	12/31/14	13,253	132,533	185,546	—	—	—

Bruce Thompson	05/09/14	—	—	—	12,000	20.90	250,800
	12/31/14	15,633	156,327	218,858	—	—	—
______________________________________

(1)
This represents the ranges of cash incentive potential for 2014 that is available to the Named Executive Officers under the 2009 Executive Incentive Compensation Plan. The ranges are based on annual preset performance measures for the individual and their respective teams that determine the level of award within the categories of participation.

(2)
On May 9, 2014, the Board of Directors granted to each of the Named Executive Officers stock options to purchase shares of our common stock under our executive incentive compensation plan. The exercise price of $20.90 is the closing market price of our common stock as listed on Nasdaq. The stock options are for a seven year term, and vest ratably over a five year period beginning with the first anniversary of the date of grant.

Executive Incentive Plan
Stock Options
We maintain the Amended and Restated 2009 Executive Incentive Compensation Plan, referred to as the 2009 Plan, which was approved by our shareholders on May 8, 2014. This comprehensive plan superseded and replaced all of our pre-existing stock option plans. Under the 2009 Plan, our Compensation Committee has the authority to grant stock-based incentive awards to key employees, directors, consultants and independent sales agents, including stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, the “Awards”). As of March 4, 2015, options to purchase an aggregate of 1,198,062 shares of our common stock were outstanding under the plan, and we have issued 111,420 shares of our common stock as restricted stock awards.
Shares available for awards; annual per-person limitations. Under the 2009 Plan, the total number of shares of common stock that may be subject to the granting of Awards is equal to 1,500,000 shares, plus (a) the number of shares with respect to awards previously granted under our now-terminated prior plans that terminate without being exercised, expire, are forfeited or cancelled, plus (b) the number of shares that remain available for future issuance under such terminated prior plans, plus (c) the number of shares that are surrendered in payment of any awards or any tax withholding with respect thereto. The 2009 Plan limits the number of shares which may be issued pursuant to incentive stock options to 1,500,000 shares.

In addition, the 2009 Plan imposes individual limitations on the amount of some Awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year the number of options, stock appreciation rights, restricted shares of common stock, deferred shares of common stock, shares as a bonus or in lieu of other Company obligations, and other stock-based Awards granted to any one participant may not exceed 250,000 for all types of these Awards, subject to adjustment in specified circumstances. The maximum amount that may be paid out as an annual incentive Award or other cash Award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance Award or other cash Award in respect of a performance period by any one participant is $5,000,000.
Our Compensation Committee is authorized to adjust the above-described limitations and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.
Eligibility. The persons eligible to receive Awards under the 2009 Plan are our officers, directors, employees, independent contractors and employees of our subsidiaries. An employee on leave of absence may be considered as still in our employ or in employ of a subsidiary for purposes of eligibility for participation in the 2009 Plan. As of March 4, 2015, approximately 459 persons were eligible to participate in the 2009 Plan.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information for the Named Executive Officers as of December 31, 2014, concerning outstanding awards representing potential amounts that may be received in the future, including the amount of securities underlying exercisable and non-exercisable options. No stock appreciation rights are outstanding.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date
	Exercisable		Unexercisable
(a)	(b)		(c)		(e)	(f)
William Petty, M.D	22,500	(1)	—		14.12	5/9/2015
	15,000	(1)	—		13.40	5/31/2015
	10,000	(1)	—		14.27	12/18/2016
	79,000	(1)	—		17.02	2/16/2016
	65,421	(1)	—		18.10	2/22/2016
	20,000	(1)	—		18.95	2/28/2017
	34,760	(1)	52,140	(1) (2)	16.33	2/22/2019
	15,600	(1)	62,400	(1) (3)	18.55	2/25/2020
	—		63,217	(1) (3)	20.90	5/9/2021

David W. Petty	25,000		—		14.12	5/9/2015
	5,000		—		14.27	12/18/2016
	34,000		—		17.02	2/16/2016
	8,800		—		18.95	2/28/2017
	18,000		27,000	(2)	16.33	2/22/2019
	5,800		23,200	(3)	18.55	2/25/2020
	—		26,300	(3)	20.90	5/9/2021

Joel C. Phillips, CPA	10,000		—		14.12	5/9/2015
	5,000		—		14.27	12/18/2016
	22,000		—		17.02	2/16/2016
	5,500		—		18.95	2/28/2017
	18,000		27,000	(2)	16.33	2/22/2019
	5,200		20,800	(3)	18.55	2/25/2020
	—		24,000	(3)	20.90	5/9/2021

Gary J. Miller, Ph.D	10,000		—		14.12	5/9/2015
	5,000		—		14.27	12/18/2016
	16,000		—		17.02	2/16/2016
	2,800		—		18.95	2/28/2017
	7,920		11,880	(2)	16.33	2/22/2019
	3,200		12,800	(3)	18.55	2/25/2020
	—		12,000	(3)	20.90	5/9/2021

Bruce Thompson	5,000		—		14.27	12/18/2016
	25,000		—		17.02	2/16/2016
	5,900		—		18.95	2/28/2017
	9,520		14,280	(2)	16.33	2/22/2019
	4,000		16,000	(3)	18.55	2/25/2020
	—		12,000	(3)	20.90	5/9/2021

(1)	Includes stock options that were granted to, and are held by Betty Petty, who is an executive officer of our Company, and is the spouse of William Petty.

Number of Securities Underlying Unexercised Options(#)		Option Exercise Price ($)	Option Expiration Date
Exercisable	Unexercisable
22,500	—	14.12	5/9/2015
5,000	—	14.27	12/18/2016
11,000	—	17.02	02/16/2016
2,800	—	18.95	02/28/2017
4,760	7,140	16.33	02/22/2019
600	2,400	18.55	02/25/2020
—	8,000	20.90	05/09/2021

(2)	Stock options granted, and vest ratably over a three year period beginning with the first anniversary of the date of grant.

(3)	Stock options granted, and vest ratably over a five year period beginning with the first anniversary of the date of grant.
Option Exercises and Stock Vested
The following table sets forth certain information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
(a)	(b)	(c)
William Petty, M.D	40,000	221,300
David W. Petty	25,000	97,867
Jody Phillips	15,000	71,682
Gary J. Miller, Ph.D	12,500	81,763
Bruce Thompson	15,040	127,539
__________________
Retirement Plan and Post-Employment
Other than the 401(k) plan we do not maintain any other pension plan or non-qualified deferred compensation plan for our Named Executive Officers.
No Named Executive Officer’s employment terminated during the year ended December 31, 2014.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2014 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Equity Compensation Plan Information (2)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (in thousands)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,244	$17.49	497
Equity compensation plans not approved by security holders	—	—	—
Total	1,244	$17.49	497
_______________________

(1)
The 2009 Executive Incentive Compensation Plan approved by our shareholders at the annual meeting on May 7, 2009, and amendment approved by our shareholders at the annual meeting on June 9, 2011, superseded and consolidated all of our existing incentive stock plans.

(2)	For further details regarding our equity compensation plans see “Stock Options” on page 28 of this proxy statement.
Compensation Committee Interlocks and Insider Participation
In 2014, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

The following Report of the Compensation Committee and the Report of the Audit Committee do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports by reference in a particular filing.
COMPENSATION COMMITTEE REPORT
The Compensation Committee is responsible for establishing, reviewing and approving our compensation philosophy and policies, reviewing and making recommendations to the Board regarding forms of compensation provided to our directors and officers, reviewing and determining bonuses and equity awards for our officers and other employees, and administering our equity incentive plans.
In this context, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.
Submitted by the Compensation Committee of the Board of Directors.
Members of the Compensation Committee
William B. Locander, Ph.D.
James G. Binch
Fern S. Watts

AUDIT COMMITTEE REPORT
The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Board of Directors, in its business judgment, has determined that each current member of the Committee is “independent”, as required by applicable listing standards of the Nasdaq Global Market and the Sarbanes-Oxley Act of 2002 and applicable SEC rules. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as assessing the effectiveness of the Company’s internal controls over financial reporting and management’s assessment of those same controls, and expressing an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on their integrated audit. The Audit Committee acts in accordance with a written charter adopted by the Board of Directors. The Committee reviews this charter annually. A copy of the charter is available on the company’s website at http://www.exac.com.
In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal control over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence from the Company and its management, and reviewed and approved the compatibility of non-audit services provided by McGladrey LLP and approved the fees paid to them for the 2014 fiscal year.
The Audit Committee meets with the representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s systems of internal control, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed the Company’s internal control over financial reporting with the Company’s independent auditors and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
On an informal basis the chairman communicates with the members outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members is mostly during meetings.
It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not employees of the Company and may not be, and may not represent themselves to be, or to serve as, accountants or auditors by profession. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.
Based upon the reports and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Board of Directors.
Members of the Audit Committee
James G. Binch
Richard C. Smith
W. Andrew Krusen, Jr.

CERTAIN TRANSACTIONS
Review and Approval of Related Person Transactions
The Audit Committee conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Audit Committee has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, traditionally, as reflected in the minutes of its meetings, the Audit Committee has followed the following standards: (i) all related party transactions must be fair and reasonable to the Company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Audit Committee and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.
Consulting Agreement with Albert Burstein, Ph.D.
We have also entered into a verbal consulting agreement with Albert Burstein, Ph.D, who serves as a director on our Board with a term expiring on the date of the Annual Meeting. Mr. Burstein will not stand for reelection as a director at the Annual Meeting. Our verbal agreement provides that Dr. Burstein render his services with respect to many facets of the orthopaedic industry, including product design rationale, manufacturing and development techniques and product sales and marketing. For the year ended December 31, 2014, we paid Dr. Burstein $180,000 as compensation under the consulting agreement. We expect that this agreement will continue notwithstanding the end of Dr. Burstein’s tenure as a director
Consulting Agreements with William Petty, M.D. and Gary Miller, Ph.D.
We have entered into consulting agreements with certain of our executive officers, directors and principal shareholders in connection with product design which entitles them to royalty payments aggregating 0.5% of our net sales of such products in the United States and less than 0.25% of our net sales of such products outside the United States, not to exceed an aggregate of $300,000 annually. For the year ended December 31, 2014, we paid royalties to each of Drs. Petty and Miller for an aggregate of $300,000, pursuant to these consulting agreements, with limitations contained in their respective employment agreements.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors has recommended the firm of McGladrey LLP as the principal independent registered public accounting firm of the Company for the current fiscal year. McGladrey LLP has served as our independent registered public accounting firm since 2007. Although the appointment of McGladrey LLP as our independent registered public accounting firm does not require ratification by our shareholders, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of our shareholders on this matter is advisory in nature and has no effect upon the Audit Committee’s appointment of an independent registered public accounting firm, and the Audit Committee may change our auditors at any time without the approval or consent of the shareholders.
If the shareholders do not ratify the selection of McGladrey LLP at the Annual Meeting, the selection of another independent accountant will be considered by the Audit Committee.
Representatives of McGladrey LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if they so desire.
The Board proposes and recommends that you vote “FOR” ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
Aggregate fees and costs billed to us by McGladrey LLP, our principal accountant, for the fiscal years ended December 31, 2014 and 2013, were as follows for the referenced services:
Audit Fees
The aggregate fees billed by McGladrey LLP for professional services rendered for the integrated audit of our annual financial statements and internal controls over financial reporting for the fiscal years ended December 31, 2014 and 2013 and for the review of the financial statements in our quarterly reports on Form 10-Q for those fiscal years were $603,000 and $552,000 respectively.
Audit Related Fees
McGladrey LLP did not provide any audit related professional services for the fiscal years ended December 31, 2014 or 2013.
Tax Fees
The aggregate fees billed by McGladrey LLP for professional tax advisory services for assistance with analyses of tax laws, regulations and other rules, for the fiscal years ended December 31, 2014 and 2013 were $28,000 and $40,000, respectively.
All Other Fees
McGladrey LLP did not provide any other services for the fiscal years ended December 31, 2014 or 2013.
Pre-Approval Policies and Procedures
All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of the firms’ independence in the conduct of their auditing functions. The Audit Committee’s charter provides the Audit Committee the authority to pre-approve all audit and allowable non-audit services to be provided to us by its outside auditors.
In its performance of these responsibilities, prior approval of some non-audit services is not required if:

(i)	these services involve no more than 5% of the revenues paid by us to the auditors during the fiscal year;

(ii)	these services were not recognized by us to be non-audit services at the time of the audit engagement, and

(iii)	these services are promptly brought to the attention of the Audit Committee and are approved by the Audit Committee prior to completion of the audit for that fiscal year.
The Audit Committee is permitted to delegate the responsibility to pre-approve audit and non-audit services to one or more members of the Audit Committee so long as any decision made by that member or members is presented to the full Audit Committee at its next regularly scheduled meeting.
The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraphs with the maintenance of the principal accountant’s independence from us and has determined that the provision of these services is not incompatible with the maintenance of the requisite independence.
The Audit Committee annually reviews the performance of the independent auditors and the fees charged for their services.

SHAREHOLDER PROPOSALS
Shareholder proposals intended to be presented at our 2016 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, must be received by us at our executive offices by November 20, 2015 for inclusion in our proxy statement and form of proxy relating to such meeting. Any Shareholder wishing to propose a nominee for membership on our Board of Directors should submit a recommendation in writing in accordance with the foregoing, to the Governance Committee, indicating the nominee’s qualifications and other biographical information and providing confirmation of the nominee’s consent to serve as a director.
A shareholder of ours may wish to have a proposal presented at the 2016 Annual Meeting of Shareholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. Rule 14a-4 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of shareholders or the date specified by an overriding advance notice provision in the company’s bylaws or charter. Our Articles of Incorporation contain such an advance notice provision. This provision provides that nominations to our Board of Directors or other proposals presented at the 2016 Annual Meeting by shareholders must be made in writing to the Secretary of the Company and must be delivered to or mailed and received at our principal executive offices (at the address appearing on the first page of this proxy statement) not less than 90 days nor more than 120 days prior to the anniversary of the date of our last annual meeting of shareholders. Accordingly, for our 2016 Annual Meeting of Shareholders, shareholders must submit such written notice to the Corporate Secretary on or before February 1, 2016 and on or after January 2, 2016.

By Order of the Board of Directors

/s/ Betty Petty

BETTY PETTY
Secretary

Gainesville, Florida
March 19, 2015

ANNUAL MEETING OF SHAREHOLDERS OF
EXACTECH, INC.
April 30, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at
http://www.astproxyportal.com/ast/08210.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

■	20330300000000000000 7				050814
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, AND
“FOR” PROPOSALS 2 - 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

						FOR	AGAINST	ABSTAIN
1. Election of Class III directors of the Company					2. Approve the non-binding advisory resolution on the Named Executive Officers’ compensation	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES:
¡ Fern S. Watts, Class III ¡ W. Andrew Krusen, Jr., Class III
						FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				3. Ratify selection of McGladrey LLP as the Company’s principal independent registered public accounting firm for fiscal year ending December 31, 2015	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

In his discretion, the person appointed as proxy is authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxy appointed hereby, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and proxy statement, both dated March 19, 2015, and the Company’s Annual Report for the fiscal year ended December 31, 2014.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder			Date:		Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■								■

EXACTECH, INC.
2320 N.W. 66TH COURT
GAINESVILLE, FLORIDA 32653
Solicited on Behalf of the Board of Directors of Exactech, Inc.
AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTING INSTRUCTIONS BY TELEPHONE AT 1-800-PROXIES, OR VIA THE INTERNET AT WWW.VOTEPROXY.COM AND FOLLOW THE INSTRUCTIONS. USE THE COMPANY NUMBER AND ACCOUNT NUMBER SHOWN ON YOUR PROXY CARD.
The undersigned hereby appoints R. William Petty, M.D. as proxy for the undersigned with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock, $.01 par value per share, of Exactech, Inc., a Florida corporation (the “Company”), that the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders of the Company, to be held on Thursday, April 30, 2015, at 9:00 a.m., local time, at the Company’s headquarters, 2320 N.W. 66th Court, Gainesville, Florida, and at any adjournment(s) or postponement(s) thereof.
(Continued and to be signed on the reverse side.)